UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 22, 2013

Commission File Number:  001-8402

ISC8 Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
33-0280334
(IRS Employer Identification No.)

3001 Red Hill Avenue, Costa Mesa, California 92626
(Address of principal executive offices)

714-549-8211
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

ISC8 Inc. (the "Company") today announced the appointment of Mr. John Vong as the Company's Chief Financial Officer, effective April 3, 2013. Mr. Vong most recently served as the corporate controller for Spectrum Group International, Inc., a publicly traded company, from 2010 to 2013. Prior to Spectrum Group International, Inc., Mr. Vong was the Vice President of Finance for Clean Energy Fuels Corp. and the corporate controller for Fuel Systems Solutions, Inc., both publicly traded companies. Mr. Vong holds a B.S. in Business Administration from the University of California, Riverside, and a M.B.A from the University of California, Irvine. Mr. Vong is also a California Certified Public Accountant. A copy of the press release announcing Mr. Vong's appointment is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

Pursuant to his employment agreement, Mr. Vong will receive, during the term of his employment, an annual base salary of $170,000 and will be eligible to earn a discretionary bonus per year of up to 50% of his base salary. The bonus formula and annual target bonus percentage will be established annually by the Company's Compensation Committee. Subject to the approval of the Compensation Committee, Mr. Vong will receive a stock option to purchase 1,750,000 shares of the Company's common stock pursuant to the Company's 2011 Omnibus Incentive Plan, which shares will vest monthly over a three year term. Mr. Vong will also be entitled to participate in such life insurance, disability, medical, dental, stock plans, retirement plans and other programs as may be made generally available from time to time by the Company for the benefit of similarly situated employees or its employees generally. The Company intends to file a copy of Mr. Vong's employment agreement with its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

As a part of a planned transition, Mr. Vong will succeed Edward J. Scollins, the Company's Interim Chief Financial Officer whose resignation was effective March 22, 2013.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISC8 Inc.

Date:   March 28, 2013
By:	/s/ Bill Joll

Name: Bill Joll
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated March 28, 2013